Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845 4251

FOR IMMEDIATE RELEASE:

Marc Kozin Joins the Endocyte Board of Directors

West Lafayette, Ind., July 25, 2012 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy, today announced Marc Kozin has joined the Endocyte board of directors.

Mr. Kozin is currently a Senior Advisor to L.E.K. Consulting, a global strategy consulting firm. Having served as president of L.E.K.’s North American practice for 15 years, Mr. Kozin has nearly 30 years of experience in corporate and business unit strategy consulting, merger and acquisition advisory services, and value management both domestically and internationally. He also has deep industry expertise advising biopharmaceutical, life sciences, and medical technology companies.

“We are pleased to have Mr. Kozin join Endocyte as a member of our board of directors,” said Ron Ellis, president and CEO of Endocyte. “His leadership in biopharmaceutical consulting brings a tremendous breadth of experience and strong industry relationships to support many of the decisions Endocyte will face as we grow.”

Mr. Kozin received his B.A. with distinction, Magna Cum Laude, in Economics from Duke University. He was also awarded an M.B.A. with distinction from The Wharton School, University of Pennsylvania.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

For additional information, please visit our website at www.endocyte.com.